AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2006

COMMISSION FILE NO.: 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICA FIRST APARTMENT INVESTORS, INC.
(Exact Name of Registrant As Specified In Its Charter)

Maryland (State of Incorporation)	1004 Farnam Street, Suite 100 Omaha, Nebraska 68102 (800) 239-8787	47-0858301 (IRS Employer I.D. Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John H. Cassidy President and Chief Executive Officer 1004 Farnam Street, Suite 100 Omaha, Nebraska 68102 (800) 239-8787

(Name, address and telephone number of Agent for Service)

Copies to:

Steven P. Amen Kutak Rock LLP 1650 Farnam Street Omaha, Nebraska 68102 Tel: (402) 346-6000 Fax: (402) 346-1148
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Calculation of Registration Fee

Title of each class of		Proposed maximum	Proposed maximum
securities to	Amount to be	offering price	aggregate	Amount of
be registered	registered	per share (1)	offering price(1)	registration fee
Common Stock, par value $.01 per share	525,000	$14.47	$7,596,750	$813.00

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Estimate based on the average of the high and low prices of the Registrant’s common stock as reported by the Nasdaq National Market on April 4, 2006 pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.
          We will amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting according to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 10, 2006
PRELIMINARY PROSPECTUS
525,000 Shares
AMERICA FIRST APARTMENT INVESTORS, INC.
Common Stock
          The holder of 525,000 shares of our common stock may sell some or all of these shares under this prospectus. The stockholder may sell the shares at the then prevailing market price for the shares at the time of the sale, or at other prices. The last reported sale price for our common stock on      , 2006 was $  per share. We will not receive any of the proceeds from the sale of these shares by the selling stockholder.
          Our common stock is listed on the Nasdaq National Market under the symbol “APRO.”

          The selling stockholder is offering the common stock as described under “Plan of Distribution.”

          To ensure we qualify as a real estate investment trust no person may own more than 9.8% of the outstanding shares of any class of our common stock or our preferred stock, unless our board of directors waives this limitation.
          See “Risk Factors” beginning on page 4 of this prospectus for a description of risks that should be considered by purchasers of these securities.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    , 2006

Forward-Looking Statements
          This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (or the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (or the Exchange Act). When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, and a number of factors could affect our future operating results and financial condition, and could cause our future operating results or financial condition to differ materially from what is expressed in the forward looking statements contained in this prospectus or any document that is incorporated by reference into this prospectus. Many of these risks and uncertainties are discussed under “Risk Factors” in this prospectus or described in reports that we file from time to time with the Securities and Exchange Commission (the SEC), including our annual report on Form 10-K and quarterly reports on Form 10-Q. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

          You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the documents incorporated by reference herein is accurate only as of its respective date or dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS
          This prospectus does not contain all of the information you need to consider before buying our common stock. Additional important information is contained in the documents that are incorporated by reference into this prospectus, including more detailed financial statements and the notes thereto. See “Incorporation of Certain Documents By Reference.” As a result, information presented in this prospectus is qualified in its entirety by this additional information. We urge you to carefully read this entire prospectus, along with the additional information that is incorporated by reference into this prospectus, before investing in our common stock. In particular, you should carefully consider the information discussed under “Risk Factors”. All references to “we,” “us” or the “Company” in this prospectus mean America First Apartment Investors, Inc.
AMERICA FIRST APARTMENT INVESTORS, INC.
General
          We are a real estate investment trust (or a “REIT”) whose primary business is owning and operating multifamily apartment complexes and other residential real estate assets. As of the date of this prospectus, we own 30 multifamily apartment complexes containing 6,468 rental units and a 72,000 square foot office/warehouse facility. The apartment complexes are located in Arizona, California, Florida, Illinois, Michigan, Nebraska, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee and Virginia. The office/warehouse complex is located in Florida.
          On December 30, 2005, we completed a merger with America First Apartment Advisory Corp. (the “Advisor”). As a result of this merger the Company acquired all of the assets and liabilities of the Advisor and converted from an externally managed REIT to a “self-advised” REIT. Prior to the merger, the Advisor provided management and advisory services to us pursuant to an advisory agreement. As a result of the merger, the fees payable by us under the Advisory Agreement have been eliminated, and our officers and other individuals involved in the management of our operations became our direct employees.
Operating and Investment Strategy
          Our operating and investment strategy primarily focuses on multifamily apartment properties as long-term investments. Our operating goal is to generate increasing amounts of net rental income from these properties that will allow us to create shareholder value through increasing the value of our common stock while increasing the dividends we pay on our common stock. In order to achieve this goal, management of our multifamily apartment properties is focused on: (i) maintaining high economic occupancy and increasing rental rates through effective leasing, reduced turnover rates and providing quality maintenance and services to maximize resident satisfaction; (ii) managing operating expenses and achieving cost reductions through operating efficiencies and economies of scale generally inherent in the management of a portfolio of multiple properties; (iii) emphasizing regular programs of repairs, maintenance and property improvements to enhance the competitive advantage and value of the properties in their respective market areas; and (iv) continuing our program of selective property acquisitions and dispositions to increase the value and cash flow potential of our property portfolio.
          We focus our property acquisition efforts on established multifamily apartment properties located in markets with positive growth prospects. In particular, we seek out properties that we believe have the potential for increased revenues through more effective management. In connection with each potential property acquisition, we review many factors, including the following: (i) the age and location of the property; (ii) the construction quality, condition and design of the property; (iii) the current and projected cash flow generated by the property and the potential to increase cash flow through more effective management; (iv) the potential for capital appreciation of the property; (v) the potential for rental rate increases; (vi) the expected required capital expenditures; (vii) the economic situation in the community in which the property is located and the potential changes thereto; (viii) the occupancy and rental rates at competing properties; and (ix) the potential for liquidity through financing or refinancing of the property or the ultimate sale of the property. We do not have any limitations on the percentage of our assets which may be invested in any one property or on the number of properties that we may own in any particular geographic market.

          The Company may sell real estate assets from time to time and, in general, we expect to reinvest the net proceeds received from the sale of properties rather than to distribute the net sale proceeds as dividends to stockholders. We may sell properties in order to redeploy assets from markets which are overbuilt or declining economically into markets which provide better opportunities for growth in rental income and capital appreciation. In addition, we may sell a property that is inconsistent with our strategic plan and reinvest the net sale proceeds in other properties that are consistent with our strategic plan.
          We may also invest in other types of real estate assets including:
     (i) Agency securities issued or guaranteed as to the payment of principal or interest by an agency of the U.S. government or a federally chartered corporation such as the Federal National Mortgage Association (“FNMA”), Government National Mortgage Association (“GNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”) (“agency securities”). These agency securities are secured by pools of first mortgage loans on single-family residences. Agency securities that we hold bear interest at an adjustable interest rate or at a fixed rate for an initial period of time (typically one to three years) and then convert to a one-year adjustable rate for the remaining loan term.
     (ii) Mezzanine-level financing provided to developers of residential real estate which can take a variety of forms including subordinated mortgage loans and preferred equity investments. These mezzanine level investments will generally be structured to provide us with a minimum return by way of a fixed base rate of interest or preferred dividend as well as the opportunity to participate in the excess cash flow and sales proceeds of the underlying apartment property through the payment of participating interest and additional dividends.
     (iii) Equity investments in other REITs and similar real estate companies which can include publicly traded common stocks. We may also acquire controlling and non-controlling interests in other real estate businesses such as property management companies. We may decide to invest available cash in these types of securities, but must do so in compliance with REIT tax requirements and in a manner that will not subject it to registration as an investment company under the Investment Company Act of 1940.
          By including investments in agency securities, mezzanine-level financing of residential real estate, and investments in other real estate companies, we seek to supplement and stabilize our cash flow by investing in assets that are less affected by the variables that affect the cash flow generated by investments in apartments. In addition, investments in agency securities allow us to quickly invest the proceeds from the sale of stock or from the sale of any of our real property investments at potentially higher returns than traditional money market investments. The overall mix of these various types of investments will vary from time to time as we seek to take advantage of opportunities in the real estate industry. In general, however, we anticipate that at least 80% of our assets will be invested in multifamily apartment properties. We may modify the investment policies from time to time without the vote of the stockholders.
          All investments that we make must comply with applicable requirements for maintaining our status as a REIT for federal income tax purposes. As a REIT, the Company is generally not subject to federal income taxes on its currently distributed income. To maintain qualification as a REIT, we must meet a number of organizational and operational requirements, including a requirement to distribute at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains) to shareholders each year. It is our current intention to adhere to these requirements and maintain our REIT status.
Financing Strategies
          We have the authority to finance the acquisition of additional real estate assets in a variety of manners, including raising additional equity capital, reinvestment of cash flows or borrowings. If we raise additional equity capital through the issuance of shares of our stock, we may issue shares of common stock or shares of one or more classes of preferred stock. Shares of preferred stock, if any, would have rights and privileges different from common stock, which may include preferential rights to receive dividends. At this time, our Board of Directors has not authorized the issuance of any shares of preferred stock.

          If we decide to sell shares, we may do so in a number of different manners, including a rights offering directly to existing shareholders, an underwritten public offering or in a private placement negotiated with a small number of investors. We may also issue shares to the owners of multifamily apartment properties that we acquire as full or partial payment for those properties. In June 2004, we filed a Form S-3 registration statement for $200 million of any combination of common stock and preferred stock in one or more offerings which may be sold from time to time in order to raise additional equity capital in order to support our business strategy. To date, no securities have been sold under this registration statement.
          In addition to the funds that might be raised through the issuance of additional equity capital, the Company is also able to borrow money in a variety of manners in order to acquire additional real estate assets. Borrowings to acquire additional multifamily apartment properties is generally in the form of long-term taxable or tax-exempt mortgage loans secured by the acquired properties. These borrowings may be made at either fixed or variable interest rates, but we intend to utilize more fixed rate debt than variable rate debt to finance multifamily apartment properties. The terms of some mortgage debt requires periodic payments of principal and interest, while other mortgage financings require only periodic payments of interest with the entire principal due at the end of the loan term. Mortgage loans on our properties will generally be made on a nonrecourse basis, which means that the lender’s source of payment in the event of a default is limited to foreclosure of the underlying property securing the mortgage loan.
          The amount of debt the Company can incur is not limited by its Articles of Incorporation or otherwise. In general, however, the amount of borrowing used to finance the overall multifamily apartment property portfolio is approximately 55% to 70% of the purchase price of these assets, although higher or lower levels of borrowings may be used on any single property. In addition, as a practical matter, our ability to borrow additional money will be limited if it can not issue additional capital stock in order to increase equity. As a general matter, we do not intend to use second mortgages on our properties; however, the Company is not prohibited from doing so.
          Properties financed by tax-exempt mortgage debt are subject to numerous restrictive covenants, including a requirement that a percentage of the apartment units in each such property be occupied by residents whose income does not exceed a percentage of the median income for the area in which the property is located. These covenants can, and often do, remain in effect until the bonds mature which may be as long as 30 or 40 years. Because of these restrictions, it is possible that the rents charged by these properties may be lowered, or rent increases foregone, in order to attract enough residents meeting the income requirements. In the event that such requirements are not met, interest on mortgage debt could become subject to federal and state income tax, which would result in either an increase in the interest rate we would have to pay or an early termination of the loan that would force the Company to obtain alternative financing. Alternative financing, if available, would generally be expected to be provided by taxable borrowings and, therefore, would be at higher interest rates than the original tax-exempt mortgage loan on the property. If alternative financing is not available, we may be forced to sell the property or could lose the property in foreclosure.
          We may also use some of the Company’s current cash flow to partially finance the acquisition of additional multifamily apartment complexes or other investments, but it does not intend to use current cash flows as a primary method of financing these acquisitions and does not intend to reduce dividend levels in order to finance acquisitions of additional real estate investments.
Dividend Policy
          We declare and pay dividends on our common stock on a quarterly basis and expect to continue to do so. The amount of dividends we pay at any time will be determined by our Board of Directors in its sole discretion, and will depend on a number of factors, including the amount of cash we have available for distribution, our financial condition and capital requirements, our annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and such other factors as our Board of Directors deems relevant. The cash generated by our assets is subject to a number of economic conditions and uncertainties. As a result, there can be no assurance that we will be able to continue to pay dividends at levels comparable to the dividends currently paid or at any particular level.

          While we may use some of our current cash flow to partially finance acquisitions of additional multifamily apartment complexes and other investments, we do not intend to use current cash flow as a principal method of financing these acquisitions and do not intend to reduce dividend levels in order to finance acquisitions of additional assets. If we finance the acquisition of additional investments with debt and the additional assets fail to generate revenues that are sufficient to offset the costs associated with this additional borrowing, we may have to reduce dividends.
          We have not adopted a policy establishing a minimum percentage of our available cash in any period that we must pay as dividends, and we do not expect to adopt such a policy. However, as a REIT for tax purposes, we will be required to make annual distributions to stockholders equal to at least 90% of our annual REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). In the event that cash available for distribution is insufficient to meet the tax requirements for distributions, we could be required to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make the distribution required to retain our tax status. You should note that our taxable income will not necessarily equal our net income calculated in accordance with accounting principles generally accepted in the United States. In addition, because taxable income is reduced by various non-cash items such as depreciation and amortization, it will be less than the amount of funds from operations we generate.
Compliance with REIT Requirements and Investment Company Act of 1940
          We have elected to be treated as a REIT for federal income tax purposes. In order to maintain our status as a REIT, we must comply with a number of requirements under federal income tax laws that are discussed under “Federal Income Tax Considerations” in this prospectus. In addition, we at all times intend to conduct our business so as to maintain our exempt status under, and not to become regulated as an investment company for purposes of, the Investment Company Act of 1940, as amended (the “Investment Company Act”). If we fail to maintain our exempt status under the Investment Company Act, we would be unable to conduct our business as described in this prospectus. See “Risk Factors—Loss of Investment Company Act exemption would adversely affect us.”
General Information
          We were incorporated on March 29, 2002 under Maryland law. Our principal executive offices are located at 1004 Farnam Street, Suite 100, Omaha, Nebraska 68102. Our telephone number is (800) 239-8787. Our common stock is listed on the Nasdaq Stock Market under the symbol “APRO”. Information about our company can be found on our internet website at www.apro-reit.com. Information contained on our internet website is not, and should not be interpreted to be, part of this prospectus.
RISK FACTORS
          An investment in our securities involves a number of risks. Before making an investment decision to purchase any of our securities, you should carefully consider all of the risks described in this prospectus, as well as the other information contained in, or incorporated by reference into, this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the value of our securities could decline significantly and you may lose all or part of your investment.
We may not be able to successfully implement our business plan.
          There can be no assurance that we will be able to successfully implement our business plan of raising capital and making additional investments in multifamily apartment properties, agency securities and other residential real estate assets. Among other things, we may not be able to locate additional real estate assets that can be acquired on acceptable terms, and we may not be able to raise additional equity capital or obtain additional debt financing on terms that would be acceptable in order to finance the acquisition of additional real estate assets. If additional equity capital is raised, but we are not able to invest it in additional apartment complexes, agency securities or other real estate assets that generate net income at least equivalent to the levels generated by other then existing assets, earnings per share could decrease. In that case, the level of dividends that the Company is able to pay may be reduced and the market price of our common stock may decline.

Our financial results are substantially dependent upon the performance of our multifamily apartment complexes.
          The performance of our multifamily apartment complexes is affected by a number of factors, some of which are beyond our control. These include general and local economic conditions, the relative supply of apartments and other homes in the market area, interest rates on single family mortgages and its effect on home buying, the need for and costs of repairs and maintenance of the properties, government regulations and the cost of complying with them, property tax rates imposed by local taxing authorities, utility rates and property insurance rates. If interest rates on single-family mortgages continue to remain low, many potential tenants may elect to purchase homes rather than rent apartments. In addition, the financing costs, operating costs and the costs of any necessary improvements and repairs to the apartment properties may exceed expectations. As a result, the amount of cash available for distribution to the shareholders could decrease and the market price of our common stock could decline.
We are not completely insured against damages to our properties.
          We own several apartment complexes and other properties that are in areas that are prone to damage from hurricanes and other major storms, including five apartment complexes and one commercial property located in Florida. The current insurable value of the Florida properties is approximately $44.2 million. Due to the significant losses incurred by insurance companies on policies written on properties in Florida damaged by hurricanes, property and casualty insurers in Florida have modified their approach to underwriting policies. As a result, the Company assumes the risk of first loss on a larger percentage of the value of its Florida real estate. If any of these properties were damaged in a hurricane or other major storm, the losses incurred could be significant. The Company’s current policies carry a 3% deductible on the insurable value of the properties and we believe that these deductibles may increase in the future. In some cases, premiums for casualty insurance on the Company’s properties may increase significantly due to the risk of damage from hurricanes and other storms. Additionally, we do not carry flood insurance for any of our properties located outside of designated flood zones, nor do we carry specific insurance for losses resulting from acts of terrorism. Such losses may be excluded from coverage under our existing insurance policies.
We are subject to the risk normally associated with debt financing.
          Our real estate investments are financed with mortgage debt, and this subjects the Company to the risk that the cash flow may not be sufficient to meet required payments of principal and interest on the debt. In addition, the terms of some of the mortgage debt do not require that the principal of the debt be repaid prior to maturity. Therefore, it is likely that the Company will need to refinance at least a portion of this debt as it matures. There is a risk that the terms of any such refinancing will not be as favorable as the existing debt. In addition, we may not be able to refinance the entire amount of the existing debt. This could happen, for example, if the collateral value of the financed real estate has declined or if lenders require a lower loan to value ratio at the time of refinancing. Our obligations to make principal debt service payments, which are not treated as deductions for federal income tax purposes, does not relieve us from the obligation of distributing annually at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains) to our stockholders. In addition, our borrowings will be secured by first mortgages on our real estate assets and security interests in the agency securities and other assets. This exposes us to a risk of losing our interests in the assets given as collateral for secured borrowings if we are unable to make the required principal and interest payments when due. In addition, pledged assets may not be available to stockholders in the event of the liquidation of the Company to the extent that they are used to satisfy the amounts due to creditors. The ability to pay dividends to our shareholders is subordinate to the payment of debt service on the Company’s debt and other borrowings.
Real estate financed with tax-exempt debt is subject to certain restrictions.
          A number of our multifamily apartment complexes are financed with tax-exempt bond financing. This type of financing is designed to promote the supply of affordable rental housing and, accordingly, it subjects the financed property to certain restrictive covenants, including a requirement that a percentage of the apartment units in each property be occupied by residents whose income does not exceed a percentage of the median income for the area in which the property is located. It is possible that such covenants may cause the rents charged by these properties to be lowered, or rent increases foregone, in order to attract enough residents meeting the income requirements. In the event we do not comply with these restrictions, the interest on the bonds could become subject to federal and state income tax, which would result in either an increase in the interest rate on the bonds or an early redemption of these bonds that would force us to obtain alternative financing or sell the property financed by the bond.
Fluctuating interest rates may affect earnings.
          Some of our mortgage debt bears interest at short-term variable rates. The short-term rate on this variable rate mortgage debt is tied to an index that is reset on a weekly basis. Increases in the short-term interest rates increases interest expense on these borrowings. Likewise, our borrowings under repurchase agreements bear interest at short-term fixed rates. An increase in market interest rates would cause the interest rates of the obligations to increase when and if they are renewed upon maturity. If interest rates increase, we will have to pay more interest on our debt, but would not necessarily be able to increase rental income from the multifamily apartment properties. In addition, even though the single family mortgages underlying the agency securities also bear interest at adjustable rates, the interest payable on the agency securities may not adjust upward as quickly as the interest on the repurchase agreements used to finance the agency securities. As a result the average interest rate paid to finance the agency securities may approach, or even exceed, the average interest rate earned on agency securities. As this spread narrows or becomes negative, our earnings will decline. Therefore, an increase in interest rates may reduce earnings and this may reduce the amount of funds that we have available for distribution to our stockholders. This may also affect the market price of the common stock.
The use of derivatives to mitigate interest rate risks may not be effective.
          Our policies permit the Company to enter into interest rate swaps, caps and floors and other derivative transactions to help mitigate interest rate risks. No hedging strategy, however, can completely insulate us from the interest rate risks to which it is exposed. Furthermore, certain of the federal income tax requirements that the Company must satisfy in order to qualify as a REIT limit its ability to hedge against such risks.
Multifamily apartment properties are illiquid and their value may decrease.
          A substantial amount of our assets consists of investments in multifamily apartment properties. These investments are relatively illiquid. The ability to sell these assets, and the price received upon sale are affected by a number of factors including the number of potential and interested buyers, the number of competing properties on the market in the area and a number of other market conditions. As a result, we may not be able to recover our entire investment in an apartment complex upon sale.
We are subject to risks associated with investments in agency securities that differ from those involved with owning multifamily apartment properties.
          Prepayments are the primary feature of agency securities that distinguishes them from other types of fixed income investments and can occur when a homeowner sells or refinances his home. Prepayments usually can be expected to increase when mortgage interest rates decrease significantly and decrease when mortgage interest rates increase, although such effects are not entirely predictable. While a certain percentage of the pool of mortgage loans underlying agency securities are expected to prepay during a given period of time, the prepayment rate can, and often does, vary significantly from the anticipated rate of prepayment. Prepayments generally have a negative impact on our financial results, the effects of which depends on, among other things, the amount of unamortized premium on the securities, the reinvestment lag and the reinvestment opportunities.
          Our financing strategy for our portfolio of agency securities uses a leverage rate of approximately eight times equity capital and by borrowing against a substantial portion of the market value of the agency securities in the form of repurchase agreements. If interest income on the agency securities purchased with borrowed funds fails to cover the cost of the borrowings, the Company will experience net interest expense. The return earned on the agency securities may be reduced if the interest rates on the underlying mortgage loans do not adjust as quickly or as much as necessary in order to match interest rate increases that may occur on the borrowings used to finance the agency securities. In addition, fluctuations in the market value of the agency securities may result from changing interest rates. Accordingly, investments in agency securities may result in lower earnings per share or losses and, as a result, could reduce the amount of cash available for distribution to our stockholders.

There are risks associated with making mezzanine investments that differ from those involved with owning multifamily apartment properties.
          In general, mezzanine level financing provided by us will be subordinate to senior lenders on the financed properties. Accordingly, in the event of a default on investments of this type, senior lenders will have a first right to the proceeds from the sale of the property securing their loan and this may result in the Company receiving less than all principal and interest it is owed on the mezzanine level financing. Also, since mezzanine level financings are expected to participate in the cash flow or sale proceeds from a financed property, they may carry a base interest rate different than a non-participating financing. However, there can be no assurance that an apartment complex financed with such a participating feature will generate excess cash flow or sale proceeds that will require any payments over the base return payable on the mezzanine financing. Accordingly, investments in mezzanine financings will not necessarily generate any additional earnings and may result in lower earnings or losses and, as a result, the amount of cash available for distribution to stockholders and the market price of the common stock could decline.
Because of competition, we may not be able to acquire investment assets.
          In acquiring investment assets, we compete with a variety of other investors including other REITs and real estate companies, insurance companies, mutual funds, pension funds, investment banking firms, banks and other financial institutions. Many of the entities with which we compete have greater financial and other resources. In addition, many of our competitors are not subject to REIT tax compliance and may have greater flexibility to make certain investments. As a result, we may not be able to acquire apartment complexes, agency securities or other investment assets or it may have to pay more for these assets than it otherwise would.
We may change our policies without stockholder approval.
          Our board of directors establishes all of our fundamental operating policies; including the investment, financing and distribution policies, and any revisions to such policies would require the approval of the board of directors. Although the board of directors has no current plans to do so, it may amend or revise these policies at any time without a vote of the stockholders. Policy changes could adversely affect the Company’s financial condition, results of operations, the market price of the common stock or our ability to pay dividends or distributions.
We have not established a minimum dividend payment level.
          We intend to pay dividends on our common stock in an amount equal to at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains) each year in order to maintain our status as a REIT for federal income tax purposes. Dividends will be declared and paid at the discretion of the board of directors and will depend on earnings, financial condition, maintenance of REIT status and such other factors as the Board of Directors may deem relevant from time to time. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected for the reasons set forth in this section.
The concentration of real estate in a geographical area may make us vulnerable to adverse changes in local economic conditions.
          We do not have specific limitations on the total percentage of real estate investments that may be located in any one geographical area. Consequently, real estate investments that we own may be located in the same or a limited number of geographical regions. As a result, adverse changes in the economic conditions of the geographic regions in which the real estate investments are concentrated may have an adverse effect on real estate values, rental rates and occupancy rates. Any of these could reduce the income earned from, or the market value of, these real estate investments.

Owning real estate may subject us to liability for environmental contamination.
          As the owner or operator of real estate, we may become liable for the costs of removal or remediation of hazardous substances released on our properties. Various federal, state and local laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. We cannot make any assurances that the multifamily apartment properties in which we currently own, or those it may acquire in the future, will not be contaminated. The costs associated with the remediation of any such contamination may be significant and may exceed the value of the property causing us to lose our entire investment. In addition, environmental laws may materially limit the use of the properties underlying the real estate investments and future laws, or more stringent interpretations or enforcement policies of existing environmental requirements, may increase our exposure to environmental liability.
Compliance with the requirements of Governmental Laws and Regulations could be costly.
          Many laws and governmental regulations are applicable to our properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently. Under the Americans with Disabilities Act of 1990 (the “ADA”), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requires removal of structural barriers to handicapped access in certain public areas where such removal is “readily achievable.” The ADA does not, however, consider residential properties, such as apartment communities, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. A number of additional federal, state and local laws exist which also may require modifications to the properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the “FHAA”) requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants.
The issuance of additional shares of stock could cause the price of our common stock to decline.
          We have the authority to issue additional equity. These may be shares of common stock or shares of one or more classes of preferred stock. Shares of preferred stock, if any, would have rights and privileges different from common stock, which may include preferential rights to receive dividends. The issuance of additional common stock or other forms of equity could cause dilution of the existing shares of common stock and a decrease in the market price of the common stock.
There are a number of risks associated with being taxed as a REIT.
     Our status as a REIT subjects us and our stockholders to a number of risks, including the following:
•	Failure to qualify as a REIT would have adverse tax consequences. In order to maintain our status as a REIT, we must meet a number of requirements. These requirements are highly technical and complex and often require an analysis of various factual matters and circumstances that may not be totally within the Company’s control. Even a technical or inadvertent mistake could jeopardize our status as a REIT. Furthermore, Congress and the Internal Revenue Service (the “IRS”) might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult or impossible to remain qualified as a REIT. If the Company fails to qualify as a REIT and does not qualify for certain statutory relief provisions, it would be subject to federal income tax at regular corporate rates. Therefore, it could have fewer funds available for investments and for distributions to the stockholders and it would no longer be required to make any distributions to the stockholders. This may also have a significant adverse effect on the market value of the common stock. In general, we would not be able to elect REIT status for four years after a year in which we lost that status as a result of a failure to comply with one or more of the applicable requirements.

•	If we fail to qualify as a REIT, the dividends will not be deductible, and our income will be subject to taxation. If the Company were to fail to qualify as a REIT in any taxable year, and does not qualify for certain statutory relief provisions, we would not be allowed a deduction for distributions to the stockholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain provisions of the Code, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, amounts available for distribution to our stockholders would be reduced for each of the years involved. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations could cause us to revoke our election to be taxed as a REIT.

•	Failure to make required distributions would subject the Company to income taxation. In order to qualify as a REIT, each year we must distribute to stockholders at least 90% of our REIT taxable income (determined without regard to the dividend paid deduction and by excluding net capital gains). To the extent that we satisfy the distribution requirement, but distribute less than 100% of taxable income, we will be subject to federal corporate income tax on the undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which the distributions in any year are less than the sum of:
o	85% of our ordinary income for that year;

o	95% of our capital gain net income for that year; and

o	100% of our undistributed taxable income from prior years.
Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of the taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.
•	Complying with REIT requirements may cause us to forgo otherwise attractive opportunities or engage in marginal investment opportunities. To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forgo attractive business or investment opportunities or engage in marginal investment opportunities. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

•	The taxation of corporate dividends may adversely affect the value of our common stock. The Jobs and Growth Tax Relief Reconciliation Act of 2003, among other things, generally reduced to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular C corporation for tax years 2003 through 2008. This reduced tax rate does not apply, however, to dividends paid to domestic noncorporate taxpayers by a REIT on its stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to its stockholders are generally subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its stockholders net of corporate-level income tax, this legislation could cause domestic noncorporate investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations are now generally taxed at a lower rate while dividends from REITs are generally taxed at the same rate as the domestic noncorporate taxpayer’s ordinary income. The more favorable tax rates applicable to regular corporate dividends could cause domestic noncorporate investors to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Loss of Investment Company Act exemption would adversely affect the Company.
          We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use borrowings would be substantially reduced and the Company would be unable to conduct its business. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, the Company must maintain at least 55% of its assets directly in these qualifying real estate interests. Mortgage-backed securities that do not represent all the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Therefore, the ownership of these mortgage-backed securities is limited by the provisions of the Investment Company Act. In meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests, mortgage-backed securities issued with respect to an underlying pool as to which the Company holds all issued certificates. If the SEC or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our mortgage-backed securities under potentially adverse market conditions. Further, in order to ensure that we qualify for the exemption from the Investment Company Act at all times, we may be precluded from acquiring mortgage-backed securities whose yield is somewhat higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption. The net effect of these factors may be to lower our net income.
USE OF PROCEEDS
          We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus. We issued the shares of common stock offered by this prospectus as merger consideration in connection with the merger with the Advisor on December 30, 2005.

SELLING STOCKHOLDER
          The shares offered by this prospectus may be sold from time to time by the selling stockholder named in the following table. The number of shares the selling stockholder is offering under this prospectus will be adjusted to reflect any additional shares of common stock which may become issuable to the selling stockholder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration and which results in an increase in the number of our outstanding shares of common stock.
          The following table also sets forth the total number of shares of our common stock beneficially owned by the selling stockholder and the percentage of our total outstanding shares of common stock that the selling stockholder beneficially owns. Percentage ownership is based on the 11,035,558 shares of our common stock outstanding as of the date of this prospectus. For purposes of computing the percentage of outstanding shares held by the selling stockholder, any common stock that the selling stockholder has a right to acquire, pursuant to an option, warrant or other agreement, within 60 days of the date of this prospectus has been deemed to be outstanding for the purpose of computing the percentage ownership of the selling stockholder. The estimate of shares owned after this offering assumes that all shares offered by the prospectus are sold. This estimate may prove to be inaccurate because the selling stockholder may offer all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares.

	Shares Beneficially Owned Prior			Shares Beneficially Owned
	to the Offering			After the Offering
Shares to be
Name	Number	Percentage	Sold	Number	Percentage
The Burlington Capital Group L.L.C.[1]	616,273	5.58%	525,000	91,273	0.83%

[1]	Michael Yanney, a director of the Company, is the majority owner and chairman of The Burlington Capital Group L.L.C. Lisa Roskens, a director of the Company, is a member, manager and President and Chief Executive Officer of The Burlington Capital Group L.L.C. George Krauss, a director of the Company, is a member and a manager of The Burlington Capital Group L.L.C.
PLAN OF DISTRIBUTION
          The selling stockholder or its donees or pledgees may sell its shares of our common stock from time to time. The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq National Market, in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholder may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:
•	a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus,

•	an exchange distribution in accordance with the rules of such exchange,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

•	in privately negotiated transactions.

In addition, the selling stockholder has granted an option to John H. Cassidy, the Company’s President and Chief Executive Officer, to receive 61,799 of these shares in lieu of a cash payment in connection with the redemption of Mr. Cassidy’s equity interest in the selling stockholder.
This option will expire on June 21, 2006. If Mr. Cassidy exercises his option, the 61,799 shares will be issued to him pursuant to this prospectus.
          To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales. The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares under this prospectus. The selling stockholder also may lend or pledge their shares to a broker-dealer. The broker-dealer may sell the shares so lent, or upon a default the broker-dealer may sell the pledged shares under this prospectus.
          Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for which they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 (the “Securities Act”) in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.
          The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or the sale complies with an available exemption from the registration or qualification requirement.
          Under applicable rules and regulations under the Securities Exchange Act of 1934 (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.
          We will file a supplement to this prospectus, if required, to comply with Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:
•	the name of the selling stockholder and of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which such shares were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

•	other facts material to the transaction.
          In addition, upon being notified by the selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.
          We will bear all costs, expenses and fees in connection with the registration of the shares. We agreed to indemnify and hold the selling stockholder harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the selling stockholder of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.
FEDERAL INCOME TAX CONSIDERATIONS
General
          The following description of the material U.S. federal income tax considerations relates to our taxation and qualification as a REIT and the ownership and disposition of our common stock. Hunton & Williams LLP, our special tax counsel, has reviewed this summary and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our common stock. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local, foreign or other tax laws or considerations. Your tax consequences may vary depending on your particular situation and this discussion does not purport to discuss all aspects of taxation that may be relevant to a stockholder in light of his or her personal investment or tax circumstances or to a stockholder subject to special treatment under the federal income tax laws, except to the extent discussed under the headings “Taxation of Tax-Exempt Stockholders” and “Taxation of Non-U.S. Stockholders.” Stockholders subject to special treatment include, without limitation, insurance companies, financial institutions, broker-dealers, tax-exempt organizations, those holding capital stock as part of a conversion transaction, a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships, and persons who are not citizens or residents of the United States.
          In the opinion of Hunton & Williams LLP, our special tax counsel, we qualified to be taxed as a REIT for our taxable years ended December 31, 2003 through December 31, 2005, and our current and proposed method of operation will enable us to continue to so qualify for the taxable year ending December 31, 2006 and in the future. Investors should be aware that opinions of counsel are not binding on the IRS or a court, and there cannot be any assurance that the IRS or a court will not take a contrary position. It also must be emphasized that counsel’s opinion is based on various assumptions and is conditioned upon numerous representations made by us as to factual matters, including representations regarding the nature of our assets and income and the future conduct of our business. Moreover, our taxation and qualification as a REIT depend upon our ability to meet on a continuous basis the annual operating results, asset ownership tests, distribution requirements, diversity of stock ownership and the various other qualification tests imposed by the Code described below.. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Therefore, no assurance can be given that the actual results of our operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. See “Failure to Qualify” below.
          The information in this section is based on the Code, current, temporary and proposed regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the IRS and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. In each case, these sources are relied upon as of the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and practices and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the information in this section is based. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following discussion will not be challenged by the IRS or will be sustained by a court if so challenged.
          We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and our taxation as a REIT. Specifically, you should consult your own tax advisor regarding the state, local, foreign, and other tax consequences of such purchase, ownership, sale and taxation, and regarding potential changes in applicable tax laws.
Taxation of Our Company
          We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 2003. We believe that we have been organized and have operated in a manner to allow us to qualify for taxation as a REIT under the federal income tax laws in our taxable years ended December 31, 2003, 2004 and 2005, and we intend to continue to operate in such a manner. However, no assurance can be given that we will operate in a manner so as to qualify as a REIT. This section and the sections that follow discuss the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.
          If we continue to qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we currently distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax at the corporate level in the following circumstances:
•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:
•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.
•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:
•	the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test and (ii) the amount by which 90% (or 95% commencing with our 2005 taxable year) of our gross income exceeds the amount of income qualifying under the 95% gross income test, in each case, multiplied by

•	a fraction intended to reflect our profitability.
•	If we fail to distribute during a calendar year at least the sum of:
•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain net income for such year; and

•	any undistributed taxable income from earlier periods,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.
•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	In the event of a more than de minimis failure of any of the asset tests occurring during our 2005 and subsequent taxable years, as described below under “Requirements for Qualification—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the Internal Revenue Service, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests

•	In the event we fail to satisfy one or more requirements for REIT qualification during our 2005 and subsequent taxable years, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure

•	We will incur a 100% excise tax on the excess of certain deductible payments by a “taxable REIT subsidiary” (or “TRS”) over the payments that would have been made by an unrelated party acting on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquired the asset. The amount of gain on which we will pay tax is the lesser of:

o	the amount of gain that we recognize at the time of the sale or disposition; and

o	the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.
Requirements for Qualification
A REIT is a corporation, trust or association that meets each of the following requirements:
1. It is managed by one or more trustees or directors;
2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;
3. It would be taxable as a domestic corporation, but for the REIT provisions of the Code;
4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;
5. At least 100 persons are beneficial owners of its shares or ownership certificates;
6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year;
7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;
8. It uses a calendar year for federal income tax purposes; and

9. It meets certain other qualification tests, described below, regarding the nature of its income and assets.
          We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know (after exercising reasonable diligence) that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. We have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of stock so that we should continue to satisfy these requirements.
          A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the parent REIT. A “qualified REIT subsidiary” is a corporation all of the capital stock of which is owned by a REIT and that has not elected to be a TRS. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.
          An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, such REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own or acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.
          A REIT is permitted to own, directly or indirectly, up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the parent REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the parent REIT’s tenants that are not conducted on an arm’s-length basis. We currently do not have any TRSs, but may form one or more TRSs in the future. See “Taxable REIT Subsidiaries.”
Income Tests
          We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:
•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, transferable shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our capital shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.
Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging transactions (for 2004 and prior taxable years) or any combination of these. Gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests, but is subject to a 100% “prohibited transactions” tax. In addition, commencing with our 2005 taxable year, income and gain from “hedging transactions,” as defined in “Hedging Transactions,” that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test, but not the 75% gross income test. The following paragraphs discuss the specific application of the gross income tests to our company.
          Rents from Real Property. Rent that we receive from our multifamily apartment complexes and our office/warehouse facility will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:
          First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:
•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform to normal business practice.
          More generally, the rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practices, but is in reality used as a means of basing the rent on income or profits. Since the rent that we receive is not based on our tenants’ income or sales, no such rent should be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.
          Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”) other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of the our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We have represented that we do not and will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (other than a TRS) at some future date.
          As described above, a REIT may own up to 100% of the stock of one or more TRSs. As an exception to the related party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as “rents from real property” as long as (i) the TRS is a qualifying TRS (among other things, it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated), (ii) at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and (iii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.
          Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each property, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our status as a REIT.
          Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income or through a TRS. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, our company may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related independent contractor from whom we do not derive or receive any income. We do not perform any noncustomary services for our tenants, other than services provided through independent contractors. Furthermore, we have represented that, with respect to other properties that we acquire in the future, we will not perform noncustomary services for the tenants of the property to the extent that the provision of such services would jeopardize our status as a REIT.
          If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our status as a REIT. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs, or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our status as a REIT because we would be unable to satisfy either the 75% or 95% gross income test.
          In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.
          Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.
          Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.
          We believe that the interest, original issue discount, and market discount income from our Agency Securities and mezzanine loans generally will be qualifying income for purposes of both gross income tests. However, some of our mezzanine loans may not be secured by a direct interest in real property. Instead, some of the mezzanine loans may be secured by ownership interests in an entity owning real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although we anticipate that most or all of our mezzanine loans that are not secured by a direct interest in real property will qualify for the safe harbor in Revenue Procedure 2003-65, it is possible that we may make some mezzanine loans that do not qualify for that safe harbor. In those cases, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but potentially will not be qualifying income for purposes of the 75% gross income test. We will make mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 only to the extent that the interest from those loans, combined with our other nonqualifying income, will not cause us to fail to satisfy the 75% gross income test.
          Fees. We receive various fees in connection with our operations, including fees for entering into loans and fees for managing properties for third parties. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by the borrower’s income and profits. Other fees, such as any property management fees, are not qualifying income for purposes of either gross income test.
          Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that it holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. There can be no assurance that we can comply with the safe-harbor provisions or that our company will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”
          Foreclosure Property. Our company will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:
•	that we acquire as the result of having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by us at a time when the default was not imminent or anticipated; and

•	for which we make a proper election to treat the property as foreclosure property.
However, we will not be considered to have foreclosed on a property where we take control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which we acquire the property or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:
•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which we acquire the property and the property is used in a trade or business which is conducted by us, other than through an independent contractor from whom we do not derive or receive any income.
          Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Prior to our 2005 taxable year, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incurred to acquire or carry “real estate assets” was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedged with other types of financial instruments, or in other situation, it is not entirely clear how the income from those transactions should be treated for the gross income tests. Commencing with our 2005 taxable year, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For those taxable years, a “hedging transaction” means any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. The new hedging rules apply only to transactions entered into in taxable years after beginning after 2004. For transactions entered into before 2005, the prior rules discussed above will continue to apply. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
          Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Prior to our 2005 taxable year, those relief provisions generally were available if:
•	our failure to meet these tests was due to reasonable cause and not to willful neglect;

•	we attached a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.
Commencing with our 2005 taxable year, those relief provisions will be available if:
•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income with the Internal Revenue Service.
The new relief provision rules apply to failures to satisfy the gross income tests with respect to which the requirements of the new rules are satisfied after 2004, even if the failures relate to taxable years beginning before 2005.
We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test and (ii) the amount by which 90% (95% commencing with our 2005 taxable year) of our gross income exceeds the amount of qualifying income under the 95% gross income test, in each case, multiplied by a fraction intended to reflect our profitability.

Asset Tests
          To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.
          First, at least 75% of the value of our total assets must consist of:
•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.
          Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.
          Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.
          Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.
          Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.
          For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:
•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any TRS in which we own more than 50% of the voting power or value of the stock hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:
•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and not more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.
•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” as defined in Code section 467(d)), other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes, and not described in the preceding bullet points, will not be considered a “security” to the extent of our interest as a partner in the partnership.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes, and not described in the preceding bullet points, will not be considered a “security” if at least 75% of the partnership’s gross income (excluding income from prohibited transactions) is qualifying income for purposes of the 75% gross income test described above in “Requirements for Qualification—Income Tests.”
          Our apartment properties will be qualifying assets for purposes of the first and second asset tests, and our Agency Securities and mezzanine loans secured by a direct interest in real property will generally be qualifying assets for purposes of the first, second, and third asset tests. However, if the outstanding principal balance of a mezzanine loan secured by a direct interest in real property exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset for purposes of the first, second, and third asset tests. The nonqualifying portion of that loan will be equal to the portion of the loan amount that exceeds the value of the associated real property. Mezzanine loans qualifying for the safe harbor in Revenue Procedure 2003-65, which addresses loans secured by a first priority security interest in ownership interests in a partnership or limited liability company, will be treated as qualifying assets for purposes of the first, second, and third asset tests. See “Income Tests.” However, it is possible that we may make some mezzanine loans that are not secured by a direct interest in real property, do not qualify for that safe harbor, and do not qualify as “straight debt” securities for purposes of the 10% value test. We will make such mezzanine loans only to the extent that such loans will not cause our company to fail the asset tests described above.
          We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our status as a REIT if:
•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.
          If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose. Beginning with our 2005 taxable year, in the event that at the end of any calendar quarter, we violate the second or third asset tests described above, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. Beginning with our 2005 taxable year, in the event of a failure of any of the assets tests described above, other than a de minimis failure of the second or third asset tests, so long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (i) we file a description of each asset causing the failure with the Internal Revenue Service, (ii) dispose of such assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements
          Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss; and (2) 90% of our after tax net income, if any, from foreclosure property; minus the sum of certain items of non-cash income.
          We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.
          We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:
•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,
we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “Taxation of Taxable U.S. Stockholders.” If we elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.
          It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.
          Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.
Recordkeeping Requirements
          We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We have complied, and intend to continue to comply, with these requirements.
Failure to Qualify
          Commencing with our 2005 taxable year, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in

“Requirements for Qualification—Income Tests” and “Asset Tests.” The new relief provision rules apply to failures to satisfy the requirements for REIT qualification during taxable years beginning before 2005, provided we satisfy the requirements of the relief provision.
          If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fails to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, our company would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to most U.S. noncorporate stockholders would be taxable at capital gains rates and all distributions to other shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, our company also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. We cannot predict whether in all circumstances our company would qualify for such statutory relief.
Taxation of Taxable U.S. Stockholders
          The term “U.S. stockholder” means a holder of REIT capital stock that, for United States federal income tax purposes, is:
•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, a state, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.
          If a partnership or an entity treated as a partnership for federal income tax purposes holds our capital stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners in partnerships holding our capital stock should consult their own tax advisors regarding the consequences of the ownership and disposition of our capital stock by the partnership.
          As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of current or accumulated earnings and profits that we do not designate as capital gain dividends or long-term capital gain. In determining the extent to which a distribution on our preferred stock constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock and then to distributions with respect to our common stock. If, for any taxable year, we elect to designate as capital gain dividends any portion of our distributions paid for the year to our stockholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of the preferred stock will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of our preferred stock for the year and the denominator of which will be the total dividends paid to the holders of all classes of our stock for the year.
          A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to most noncorporate U.S. shareholders by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold capital stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which capital stock become ex-dividend.
          A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our capital stock. We generally will designate capital gain dividends as either 15% or 25% rate distributions. See “Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.
          We may elect to retain and pay income tax on the net long term capital gain that we receive in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its shares of our capital stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
          A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s capital stock. Instead, the distribution will reduce the adjusted basis of such capital stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her capital stock as long-term capital gain, or short-term capital gain if the shares of capital stock have been held for one year or less, assuming shares of the capital stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.
          Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions received from us and gain from the disposition of our capital stock will not be treated as “passive activity” income and, therefore, stockholders generally will not be able to apply any “passive activity” losses, such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our capital stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.
Taxation of U.S. Stockholders on the Disposition of Capital Stock
          In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our capital stock as long-term capital gain or loss if the U.S. stockholder has held the capital stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of capital stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our capital stock may be disallowed if the U.S. stockholder purchases other capital stock within 30 days before or after the disposition.
Capital Gains and Losses
          The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%. The maximum tax rate on long term capital gains applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year. A 20% rate applies to sales and exchanges of capital assets occurring after December 31, 2008. The maximum tax rate on long term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Information Reporting Requirements and Backup Withholding
          We report to stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:
•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
          A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. For a discussion of the backup withholding rules as applied to non-U.S. stockholders. See “Taxation of Non-U.S. Stockholders.”
Taxation of Tax-exempt Stockholders
          Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of such REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distributes to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of our capital stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from a REIT as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:
•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualified as a REIT by reason of the modification of the rule requiring that no more than 50% of shares of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding REIT stock in proportion to their actuarial interests in the pension trust; and

•	either:
•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.
Taxation of Non-U.S. Stockholders
          The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. Non-U.S. stockholders should consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the ownership of our capital stock, including any reporting requirements.
          A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:
•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with our company; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.
          A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its capital stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that capital stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its capital stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its capital stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if it later determines that a distribution in fact exceeded our current and accumulated earnings and profits.
          We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.
          For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-

U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution to a non-U.S. stockholder, that we could designate as a capital gain dividend. However, if our common stock continues to be regularly traded on a U.S. securities market, any capital gain distributions that are attributable to our sale of real property will not be treated as gain recognized from the sale or exchange of a U.S. real property interest if the non-U.S. stockholder did not own more than 5% of the class of stock with respect to which the distribution was made at any time during the one-year period ending on the date of the distribution. As a result, such non-U.S. stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary income. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold.
          A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of our capital stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. There can be no assurance that this test will be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA on a disposition of such stock if the shares are “regularly traded” on a U.S. established securities market. Because our common stock is regularly traded on a U.S. established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 5% of such common stock. If the gain on the sale of our capital stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:
•	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.
Taxable REIT Subsidiaries
          As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A TRS may provide services to our lessees and perform activities unrelated to our lessees, such as third-party management, development, and other independent business activities. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.
          Rent that we receive from any TRS will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis. We currently do not have any TRSs, but may form one or more TRSs in the future.

State and Local Taxes
     Our company and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.
Possible Legislative or Other Actions Affecting REITs
     The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect our company and our stockholders. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our stockholders will be changed.
EXPERTS
     The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from America First Apartment Investors, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The consolidated statements of income and comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2003 of America First Apartment Investors, Inc. have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
LEGAL OPINIONS
     The validity of the securities offered by this prospectus is being passed upon for us by Kutak Rock LLP, Omaha, Nebraska. The opinion of counsel as described under “Federal Income Tax Considerations” is being rendered by Hunton & Williams LLP, Richmond, Virginia, which opinion is subject to various assumptions and is based on current tax law.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the Internet from the SEC’s Web site at www.sec.gov. This site contains reports, proxy statements and other information regarding issuers that file documents electronically with the SEC.
     We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, and the exhibits, financial statements and schedules thereto, for further information. This prospectus is qualified in its entirety by such other information.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with them, which means:
•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.
     We filed the following documents with the SEC (File No. 000-49986) under the Exchange Act and incorporate them by reference into this prospectus:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our Current Reports on Form 8-K filed with the SEC on January 5, 2006, February 6, 2006, February 21, 2006 and March 8, 2006;

•	Our Proxy Statement, dated April 3, 2006, relating to our 2006 Annual Meeting of Stockholders; and

•	The description of our common stock contained in our registration statement on Form 8-A filed on August 28, 2002, including all amendments and reports filed for the purpose of updating such description.
     Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents. In no event, however, will any of the information that we “furnish” to the SEC in any Current Report on Form 8-K from time to time be incorporated by reference into, or otherwise included in, this prospectus.
     Any statement contained in this prospectus or in any document incorporated, or deemed to be incorporated, by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the related registration statement.
     You can obtain any of our filings incorporated by reference into this prospectus from us or from the SEC on the SEC’s Web site at the address listed above. We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of these filings or portions of these filings by writing or telephoning:
Mr. Paul Beldin
America First Apartment Investors, Inc.
1004 Farnam Street, Suite 100
Omaha, Nebraska 68102
(800) 239-8787

525,000 Shares
AMERICA FIRST APARTMENT INVESTORS, INC.
Common Stock

PROSPECTUS

                                        , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
          The following table shows the estimated expenses in connection with the issuance and distribution of the common stock being registered:

Securities and Exchange Commission filing fees	$813
Legal fees and expenses	15,000
Accounting fees and expenses	10,000
Printing and engraving	2,000
Miscellaneous expenses	2,187
Total	$30,000
Item 15. Indemnification of Directors and Officers.
          As permitted by MGCL, Article Eighth, Paragraph (a)(5) of our Amended and Restated Articles of Incorporation provides for indemnification of our directors and officers, as follows:
The Corporation may provide any indemnification permitted by the general laws of Maryland and shall indemnify current and former directors, officers, agents and employees as follows: (i) the Corporation shall indemnify its directors and officers, whether serving the Corporation, or at its request, any other entity, to the full extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees.
          Our Bylaws contain indemnification procedures that implement those of our Articles of Incorporation. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit or profit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful.
          As permitted by the MGCL, Article Eighth, Paragraph (a)(6) of our Articles of Incorporation provides for limitation of liability of our directors and officers as follows:
To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no current and former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

          The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) it is proved that the person actually received an improper personal benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
          As permitted under Section 2-418(k) of the MGCL, we have purchased and maintain insurance on behalf of our directors and officers against any liability asserted against such directors and officers in their capacities as such. The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in dividends resulting from our payment of premiums associated with insurance or payments of indemnification amounts.
Item 16. Exhibits.

2.1	Agreement and Plan of Merger, dated December 30, 2005, between the registrant, America First Apartment Advisory Corp. and The Burlington Capital Group L.L.C. (incorporated by reference to Exhibit 10.1 to Form 8-K (Commission File No. 333-111036) filed by the registrant on January 5, 2006).

2.2	Agreement and Plan of Merger, dated November 25, 2003, between the registrant and America First Real Estate Investment Partners, L.P. and Amendment to Agreement and Plan of Merger, dated February 10, 2004 (incorporated by reference to Exhibit 2.1 to Amendment No. 3 to Registration Statement on Form S-4 (Commission File No. 333-111036) filed by the registrant on March 18, 2004).

2.3	Agreement and Plan of Merger, dated June 18, 2002, between the registrant and America First Apartment Investors, L.P. (incorporated by reference to Exhibit 2.1 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on June 18, 2002).

3.1	Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on June 18, 2002).

3.2	Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on August 1, 2002).

4.1	Specimen of Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on June 18, 2002).

5.1	Opinion of Kutak Rock LLP as to the legality of securities.

8.1	Opinion of Hunton & Williams LLP as to certain tax matters.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Kutak Rock LLP (included in Exhibit 5.1).

23.4	Consent of Hunton & Williams LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on page II-4 of this Registration Statement).
Item 17. Undertakings.
          We undertake:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” in this registration statement;
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Omaha, Nebraska, on the 7th day of April, 2006.

AMERICA FIRST APARTMENT INVESTORS, INC.

By:	/s/ John H. Cassidy John H. Cassidy, President and Chief Executive
Officer
POWER OF ATTORNEY
          Each person whose signature appears below hereby authorizes John H. Cassidy, as attorney-in-fact, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date: April 7, 2006	By:	/s/ Michael Yanney Michael Yanney, Chairman of the Board and
Director

Date: April 7, 2006	By:	/s/ John H. Cassidy

John H. Cassidy, President, Chief Executive
Officer and Director (Principal Executive
Officer)

Date: April 7, 2006	By:	/s/ Paul L. Beldin

Paul L. Beldin, Chief Financial Officer
(Principal Financial Officer)

Date: April 7, 2006	By:	/s/ George J. Behringer

George J. Behringer, Director

Date: April 7, 2006	By:	/s/ George V. Janzen

George V. Janzen, Director

Date: April 7, 2006	By:	/s/ George H. Krauss

George H. Krauss, Director

Date: April 7, 2006	By:

Gregor Medinger, Director

Date: April 7, 2006	By:	/s/ Lisa Y. Roskens

Lisa Y. Roskens, Director

Date: April 7, 2006	By:	/s/ Steven W. Seline

Steven W. Seline, Director

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Agreement and Plan of Merger, dated December 30, 2005, between the registrant, America First Apartment Advisory Corp. and The Burlington Capital Group L.L.C. (incorporated by reference to Exhibit 10.1 to Form 8-K (Commission File No. 333-111036) filed by the registrant on January 5, 2006).

2.2	Agreement and Plan of Merger, dated November 25, 2003, between the registrant and America First Real Estate Investment Partners, L.P. and Amendment to Agreement and Plan of Merger, dated February 10, 2004 (incorporated by reference to Exhibit 2.1 to Amendment No. 3 to Registration Statement on Form S-4 (Commission File No. 333-111036) filed by the registrant on March 18, 2004).

2.3	Agreement and Plan of Merger, dated June 18, 2002, between the registrant and America First Apartment Investors, L.P. (incorporated by reference to Exhibit 2.1 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on June 18, 2002).

3.1	Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on June 18, 2002).

3.2	Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on August 1, 2002).

4.1	Specimen of Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 (Commission File No. 333-90690) filed by the registrant on June 18, 2002).

5.1	Opinion of Kutak Rock LLP as to the legality of securities.

8.1	Opinion of Hunton & Williams LLP as to certain tax matters.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Kutak Rock LLP (included in Exhibit 5.1).

23.4	Consent of Hunton & Williams LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on page II-4 of this Registration Statement).